UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report:	December 9, 2010
(Date of earliest event reported)

A. M. CASTLE & CO.
(Exact name of registrant as specified in its charter)

Maryland	1-5415	36-0879160
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3400 North Wolf Road Franklin Park, Illinois 60131
(Address of principal executive offices)

Registrant's telephone number including area code: (847) 455-7111

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13 e-4(c) under the Exchange Act (17 CFR 240.13 e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 10, 2010, the Board of Directors of A. M. Castle & Co. (the “company”) approved amendments to the company’s 2008 Restricted Stock, Stock Option and Equity Compensation Plan, as amended and restated as of March 5, 2009 (the “2008 Plan”) to, inter alia, (i) provide for the addition of  Section 12 of the 2008 Plan regarding rules with respect to the awards that are designed to comply with the performance-based exception from the tax deductibility limitations of Section 162(m) of the Internal Revenue Code, (ii) provide for the addition of Section 13 of the 2008 Plan regarding the timing of payments and benefits to comply with Section 409A of the Internal Revenue Code, and (iii) provide for the addition of  Section 17 of the 2008 Plan prohibiting the repricing of outstanding stock options or stock appreciation rights with an exercise price that is less than the exercise price of the original stock option or stock appreciation right, without shareholder approval.  The preceding summary of the revisions to the 2008 Plan is qualified in its entirety by reference to the revised plan, which is attached as Exhibit A to this report, hereby incorporated by reference and marked to indicate all changes from the March 5, 2009 version.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
Number	Description
10.25*	2008 Restricted Stock, Stock Option and Equity Compensation Plan, as amended and restated as of December 9, 2010.

*This Agreement is considered a Compensatory Plan or Arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A. M. CASTLE & CO.

December 15, 2010	By:	/s/ Robert J. Perna
Robert J. Perna
Vice President, General Counsel & Secretary

EXHIBIT INDEX

Exhibit Number	Description
10.25	2008 Restricted Stock, Stock Option and Equity Compensation Plan, as amended and restated as of December 9, 2010.